Exhibit 10.7

EXECUTION VERSION

GUARANTY

This Guaranty (this “Guaranty”) is entered into as of May 8, 2009, by Air Transport Services Group, Inc., a Delaware corporation (“Guarantor”), in favor of DHL Express (USA), Inc., an Ohio corporation (as successor in interest to Airborne, Inc.) (“DHL”).

RECITALS

WHEREAS, ABX Air, Inc., a Delaware corporation (“ABX”) and DHL, have agreed, concurrently herewith, to amend and restate that certain First Non-Negotiable Promissory Note, dated as of August 15, 2003, made by ABX in favor of Airborne, Inc. in the original principal amount of $92,948,714 (the “Prior Note”) pursuant to that certain Amended and Restated First Non-Negotiable Promissory Note, dated as of the date hereof, to be issued by ABX to DHL in the original principal amount of $31,000,000 (the “DHL Note”); and

WHEREAS, ABX is a wholly-owned subsidiary of Guarantor; and

WHEREAS, as an inducement for DHL to agree to the amendment and restatement of the Prior Note and to accept the DHL Note, Guarantor desires to guarantee the Guaranteed Obligations (as hereinafter defined) of ABX under the DHL Note, as set forth below;

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce DHL to agree to the amendment and restatement of the Prior Note and to accept the DHL Note, Guarantor hereby agrees as follows:

Section 1. Guaranty. Guarantor, as a primary obligor and not as surety, hereby guarantees, without any setoff or other deduction, to DHL (i) the due, punctual and full payment by ABX of any and all sums to be paid by ABX pursuant to the DHL Note, whether such obligations now exist or arise hereafter, when and as the same shall become due and payable by ABX in accordance with the terms thereof, and (ii) the due, prompt and faithful performance and discharge by, and compliance with, all other obligations, covenants, terms, conditions, undertakings and liabilities of, ABX under the DHL Note in accordance with the terms thereof (all of the obligations, covenants, terms, conditions, undertakings and liabilities described in this Section 1 are herein collectively referred to as the “Guaranteed Obligations”).

This Guaranty is continuing, absolute and unconditional and a guaranty of payment, performance and compliance and not of collectibility, and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by ABX or the exercise or assertion of any other right or remedy to which DHL is or may be entitled under or in connection with the DHL Note. If for any reason whatsoever ABX shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable in accordance with the terms of. or to perform or comply with any such obligation, covenant, term, condition or undertaking contained in, the DHL Note, Guarantor will promptly pay or cause to be paid such amounts under the terms of, or perform or comply with any such obligation, covenant, term, condition or undertaking contained in (or cause to be performed or complied with) the DHL Note.

Section 2. Character of Obligations of Guarantor. The obligations of Guarantor set forth in this Guaranty shall remain in full force and effect until payment of the Guaranteed Obligations in full, and shall not be released, discharged or in any way affected by any of the following:

(a) any amendment, modification, addition, deletion or supplement to or of or other change in the Guaranteed Obligations or DHL Note;

(b) any failure, omission or delay on the part of ABX to conform or comply with any term of the DHL Note;

(c) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution, winding up or similar proceeding with respect to ABX; or

(d) any merger or consolidation of ABX or Guarantor into or with any other corporation, or any other corporate change in ABX or Guarantor, or any sale, lease or transfer of any of the assets of ABX or Guarantor to any other person, or any change in the ownership of any shares of capital stock of ABX or Guarantor.

Section 3. Waiver and Agreement. Guarantor waives any and all notice of the creation, modification, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by DHL upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty. Guarantor unconditionally waives, to the extent permitted by applicable law:

(a) acceptance of this Guaranty and proof of reliance by DHL hereon;

(b) notice of any of the matters referred to in Section 2 hereof, or any right to consent or assent to any thereof;

(c) any right to the enforcement, assertion or exercise by DHL against ABX of any right, power, privilege or remedy conferred upon DHL in the DHL Note or otherwise;

(d) any requirement of diligence on the part of any person; and

(e) any requirement that ABX or any other person be joined as a party to any proceeding for the enforcement of any term of the DHL Note.

Section 4. Subrogation. Guarantor shall be subrogated to any rights of DHL against ABX in respect of which a payment shall be made by Guarantor hereunder; provided, however, that Guarantor shall not enforce or attempt to enforce such rights until such time as the Guaranteed Obligations at issue have been discharged in full.

Section 5. DHL’s Remedies. Each and every remedy of DHL under or with respect to this Guaranty shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder, or under the DHL Note, or now or hereafter existing at law or in equity; provided, however, that DHL shall not be entitled to any double recovery.

Section 6. Representations and Warranties. Guarantor hereby represents and warrants to DHL that the following statements are true and correct:

6.1. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2. Guarantor has the corporate power and authority to enter into this Guaranty. The making, execution and performance of this Guaranty by Guarantor has been duly authorized by all necessary corporate action, this Guaranty has been duly executed and delivered by Guarantor and this Guaranty constitutes the valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors rights generally, including, without limitation, fraudulent conveyance laws, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

6.3. The execution, delivery and performance of this Guaranty: (a) will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or the charter or bylaws of, or any securities issued by Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Guarantor, and (b) will not result in the creation or imposition of any encumbrance on any of Guarantor’s property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking. No consent, license, approval, order or authorization of, or registration, filing, or declaration with, any governmental authority is required to be obtained by Guarantor, and no consent of any third party is required to be obtained by Guarantor, in connection with the execution, delivery and performance of this Guaranty or the taking of the actions contemplated hereby, except for consents, authorizations, filings and notices that have been obtained or made. There is no order or action pending or, to the knowledge of Guarantor, threatened against Guarantor, in either case as of the date of this Guaranty, that individually or when aggregated with one or more other actions has or would reasonably be expected to have a material adverse effect on Guarantor’s ability to perform this Guaranty.

6.4. Guarantor is the record and beneficial owner of all of the issued and outstanding capital stock of ABX as of the date hereof.

Section 7. Term of Agreement. This Guaranty and all guaranties, covenants and agreements of Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations shall be paid in full and all the agreements of ABX and Guarantor hereunder and under the DHL Note shall have been duly performed. This Guaranty shall terminate and be of no further force or effect in the event of (i) final and irrevocable payment or performance of the Guaranteed Obligations, and (ii) payment of the expenses that Guarantor is obligated to pay pursuant to Section 8 hereof.

Section 8. Expenses. Guarantor shall pay to DHL on demand each cost and expense (including, without limitation, attorney’s fees) hereafter incurred by DHL in endeavoring to enforce any obligation of Guarantor pursuant to this Guaranty or to preserve or exercise any right or remedy against Guarantor pursuant to this Guaranty or arising as a result of this Guaranty; provided, however, in connection with any legal action DHL shall not be entitled to such costs or expenses if DHL does not prevail.

Section 9. Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by Guarantor and DHL.

Section 10. Applicable Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Section 11. Section Headings. The section headings are inserted for convenience only and are not to be construed as part of this Guaranty.

Section 12. Notices. All notices and other communications to be made or given pursuant to this Guaranty shall be made or given in the manner provided in Section 17 of the DHL Note, and if to Guarantor, to the following location:

Air Transport Services Group, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Attention: W. Joseph Payne

Sr. Vice President

Corporate General Counsel & Secretary

Section 13. Assignment. Guarantor may not assign this Guaranty, and its rights and obligations hereunder (a) except any assignment by operation of law or (b) otherwise without the prior written consent of DHL, which consent shall not be unreasonably withheld. This Guaranty may not be transferred or assigned by DHL without the prior written consent of Guarantor, which consent shall not be unreasonably withheld; provided that DHL may transfer and assign this Guaranty together with the DHL Note to DHL Worldwide Express B.V. or any of DHL Worldwide Express B.V.’s controlled Affiliates (as defined in the DHL Note) without Guarantor’s prior consent; and provided, further, that the foregoing does not apply to any assignment by operation of law.

Section 14. Successor; DHL Note. This Guaranty is binding upon any successor to Guarantor. Guarantor agrees to comply with all of the covenants and agreements applicable to Guarantor or its subsidiaries’ assets or properties under the DHL Note.

Section 15. No Other Writing. This writing is intended by the parties as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect thereto.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the date first above written.

AIR TRANSPORT SERVICES GROUP, INC.

/s/ W. Joseph Payne

By:	W. Joseph Payne

Its:	Sr. Vice President
Corporate General Counsel & Secretary

ACCEPTED AND AGREED:

DHL EXPRESS (USA), INC.

/s/ Jon E. Olin

By:	Jon E. Olin

Its:	EVP, General Counsel & Secretary